Gries & Associates, LLC Certified Public Accountants 501 S. Cherry Street, Suite 1100 Denver, Colorado 80246

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion of our Auditors’ Report, dated October 13, 2022, on the financial statements of Petro USA, Inc., as of June 30, 2022, and for the year then ended in the Form 8-K Filing for Entry into a Material Definitive Agreement. We also consent to the application of such report to the financial information in the Form 8-K Filing when such information is read in conjunction with the financial statements referred to in our report.

Denver, Colorado

PCAOB Firm #6778

April 25, 2023